                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Baring SMA International Fund:

     We consent to the use in this Registration  Statement of Oppenheimer Baring
SMA  International  Fund,  of our report  dated July 16,  2008,  relating to the
financial   statements  and  financial  highlights  of  Oppenheimer  Baring  SMA
International Fund, appearing in the Statement of Additional Information,  which is part of such Registration Statement,  and to the references to our firm under the headings  "Independent  Registered  Public Accounting Firm" appearing in the
Statement of Additional  Information and "Financial Highlights" appearing in the
Prospectus, which are part of such Registration Statement.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
September 22, 2008